Page 1 of 4 pages


                    Information to be Included in Statements
          Filed Pursuant to Rule 13(d), (b), (c) and (d) and Amendments
                      Thereto Filed Pursuant to Rule 13d-2



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 6)






                            THE NAUTILUS GROUP, INC.
================================================================================
                                (Name of Issuer)



                           Common Stock, No Par Value
================================================================================
                         (Title of Class of Securities)



                                    639108102
================================================================================
                                 (CUSIP Number)



                                December 31, 2002
================================================================================
             (Date of Event Which Requires Filing of this Statement)



Check appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]   Rule 13d-1(b)

[_]   Rule 13d-1(c)

[X]   Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================

===================                                            =================
CUSIP NO. 639108102                   13G                      PAGE 2 OF 4 PAGES
===================                                            =================

================================================================================
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        BRIAN R. COOK
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [_]
                                                                         (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        UNITED STATES OF AMERICA
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER

                           1,558,887 SHARES
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 200,000 SHARES
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   1,558,887 SHARES
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           200,000 SHARES
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,778,887 SHARES
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          [_]
        Not applicable
------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.5%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                Page 2 of 4 pages

===================                                            =================
CUSIP NO. 639108102               SCHEDULE 13G                 PAGE 3 OF 4 PAGES
===================                                            =================


ITEM 1.

         (a)      The Nautilus Group, Inc.

         (b)      1400 NE 136th Avenue
                  Vancouver, WA 98684



ITEM 2.

         (a)      Brian R. Cook

         (b)      1400 NE 136th Avenue
                  Vancouver, WA 98684

         (c)      U.S.A.

         (d)      Common Stock, No Par Value

         (e)      CUSIP # 639108102



ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

                  Not Applicable



ITEM 4.           OWNERSHIP:

         (a)      1,778,887 shares

         (b)      5.5 %

         (c)      (i)      1,558,887 shares

                  (ii)     200,000 shares

                  (iii)    1,558,887 shares

                  (iv)     200,000 shares

===================                                            =================
CUSIP NO. 639108102               SCHEDULE 13G                 PAGE 4 OF 4 PAGES
===================                                            =================




ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not Applicable



ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  Not Applicable



ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON:

                  Not Applicable



ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not Applicable



ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not Applicable



ITEM 10.          CERTIFICATION:

                  Not applicable.




                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                     February 7 , 2003
                                                     ----------------------
                                                     Date


                                                     /s/ Brian R. Cook
                                                     ----------------------
                                                     Brian R. Cook